Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

HAWKEYE SYSTEMS, INC.

I, Corby Marshall, hereby certify that I am the Chief Executive Officer of Hawkeye Systems, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify the following:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation (as amended, the “Articles of Incorporation”), and the provisions of the NRS, on March 30, 2026, the Board adopted the following resolution determining it desirable and in the best interests of the Corporation and its stockholders for the Corporation to establish a series of Two Thousand (2,000) shares of preferred stock designated as “Series A Convertible Preferred Stock”, none of which shares have been issued, to be issued pursuant to the Subscription Agreement (as defined below) in accordance with the terms of the Subscription Agreement, and which shall be convertible into Common Stock of the Corporation;

RESOLVED, pursuant to authority expressly set forth in the Articles of Incorporation, (i) the establishment of a series of preferred stock designated as the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized; (ii) the issuance of up to 2,000 shares of Series A Convertible Preferred Stock pursuant to the terms of the Subscription Agreement, dated April 1, 2026, by and among the Corporation and Steve Hall (the “Subscription Agreement”) is hereby authorized; and (iii) the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation that are applicable to the preferred stock of all classes and series) are hereby fixed, and the Certificate of Designation of Series A Convertible Preferred Stock is hereby approved as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with (as such terms are used in and construed under Rule 144 under the Securities Act of 1933), a Person. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with a Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively a Holder and all other Attribution Parties to the Maximum Percentage.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value of $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Shares” means, as of any applicable date, the sum of (A) issued and outstanding shares of Common Stock; plus (B) shares of Common Stock issuable upon the conversion, exercise or exchange of Convertible Securities, including the Preferred Shares; plus (C) shares of Common Stock issuable upon the conversion, exercise or exchange of Options; provided, however, that for purposes of calculating the Conversion Rate in connection with a mandatory conversion triggered by an offering of equity or debt securities pursuant to clause (B) of Section 6(a)(ii), “Fully Diluted Shares” shall only include equity or debt securities issued in the applicable offering that represent gross proceeds of $1.5 million, and shall exclude any equity or debt securities issued of such offering for proceeds that exceed such amount; and provided, further, that “Fully-Diluted Shares” shall exclude any Common Stock, Options or Convertible Securities available for issuance under any Stock Plan.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” means any holder of Series A Convertible Preferred Stock.

“Initial Issuance Date” means April 1, 2026.

“Market Capitalization” means, with respect to the Corporation on any given Trading Day, the product of (x) the Fully Diluted Shares less the Conversion Shares underlying the Preferred Shares outstanding as of such date, multiplied by (y) the VWAP per share of Common Stock over the 30 consecutive trading day period immediately preceding the Trading Day.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Shares” means shares of Series A Convertible Preferred Stock.

“Required Holders” means Steve Hall, plus the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock.

“Stock Plan” means any employee benefit plan or agreement pursuant to which shares of Common Stock and Options to purchase Common Stock may be issued to any employee, officer, consultant or director for services provided to the Corporation in their capacity as such.

“Trading Day” means a day on which the principal Trading Market for the Common Stock is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing)

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“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal Trading Market for such security, during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VWAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as determined by an independent, reputable investment bank selected by the Corporation and the Required Holders. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s “Series A Convertible Preferred Stock” and the number of shares so designated shall be 2,000. Series A Convertible Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall maintain a register of Preferred Shares, upon records to be maintained by the Corporation for that purpose (the “Series A Convertible Preferred Stock Register”), in the name of the Holders thereof from time to time, including the name, address, and electronic mail address of each such Holder. The Corporation may deem and treat the registered Holder of Preferred Shares as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Preferred Shares may be issued solely in book entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any Preferred Shares in the Series A Convertible Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such transfer, a new certificate evidencing the Preferred Shares so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on Preferred Shares (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock.

Section 4. Voting Rights; Amendments.

(a)       Except as otherwise provided herein or as required by applicable law, Holders of Preferred Shares shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Each Preferred Share shall entitle the Holder thereof to cast that number of votes per Preferred Share equal to the number of shares of Common Stock into which such Preferred Share would have been convertible pursuant to Section 6 hereof, assuming that such conversion occurred on the record date for the applicable meeting or consent of stockholders.

(b)       In addition to any other rights provided by the NRS, except where the vote or written consent of the holders of a greater number of shares is required by the NRS or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of a majority of the outstanding Preferred Shares, the Corporation shall not effect any change to this Certificate of Designation or the Corporation’s Articles of Incorporation that would amend, alter, change, repeal or otherwise affect any of the powers, designations, preferences and rights of the Preferred Shares.

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(c)        For the avoidance of doubt, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the Preferred Shares are entitled to vote, the number of Preferred Shares and votes represented by such shares shall be counted on an as-converted to Common Stock basis.

(d)       Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s bylaws and the NRS.

Section 5. Rank; Liquidation.

(a) The Series A Convertible Preferred Stock shall rank: (i) senior to the Common Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series A Convertible Preferred Stock (“Junior Securities”); (ii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock (the “Parity Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Convertible Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), each Holder shall be entitled to receive, in preference to any Distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities, and pari passu with any Distribution to the holders of the Parity Securities, an equivalent amount of Distributions as would be paid on the Common Stock underlying the Series A Convertible Preferred Stock, determined on an as-converted basis, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of Preferred Shares the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and holders of Parity Securities in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

Section 6. Conversion. The Preferred Shares shall be convertible into shares of Common Stock on the following terms and conditions:

(a)              Conversion Rights.

(i) Optional Conversion. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to cause the conversion of any whole number of Preferred Shares held by such Holder into Conversion Shares (rounded to the nearest whole share in accordance herewith) at the Conversion Rate (as defined below).

(ii) Mandatory Conversion. If an optional conversion has not occurred pursuant to Section 6(a)(i), then on the earliest to occur of (A) the twelve (12) month anniversary of the Initial Issuance Date, (B) the date on which the Corporation first completes an offering of equity or debt securities for the primary purpose of raising capital with aggregate gross proceeds equal to or greater than $1,500,000, and (C) the Market Capitalization of the Corporation exceeds $50,000,000 for any twenty (20) out of thirty (30) consecutive Trading Days on which the Common Stock is traded on the principal Trading Market for the Common Stock, then all of the outstanding Preferred Shares shall, automatically and without any required action by the Corporation or the Holders, convert into Conversion Shares (rounded to the nearest whole share in accordance herewith) at the Conversion Rate (such conversion being a “Mandatory Conversion” and the date of such conversion being the “Mandatory Conversion Date”).

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(b)             Conversion Rate. The number of Conversion Shares issuable upon conversion of each Preferred Share pursuant to Section 6(a) shall be determined pursuant to the following formula (the “Conversion Rate”):

A = (B * 0.07) / C

where:

A	represents the number of Conversion Shares issuable upon conversion of each Preferred Share;
B	is equal to the number of Fully Diluted Shares outstanding immediately after giving effect to such conversion; and
C	is equal to the total aggregate number of Preferred Shares issued by the Corporation on or after the Initial Issuance Date, whether or not such Preferred Shares remain outstanding at the time of the applicable conversion calculation. For the avoidance of doubt, and without limiting the generality of the foregoing, Preferred Shares that were previously converted into Conversion Shares pursuant to Section 6(a) shall still be included in the calculation of C in connection with any subsequent conversion.

(c)              Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. The date on which a conversion shall be deemed effective (the “Conversion Date”) shall be the earlier of (x) the Mandatory Conversion Date and (y) the Trading Day that the Conversion Notice, completed and executed, is sent via email to, and received during regular business hours prior to 5:00 pm Eastern Time by, the Corporation, provided, that the original certificate(s) (if any) representing the Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation by the Share Delivery Date (as defined below). Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Shares. The Corporation shall deliver the Conversion Shares by either delivery of a book-entry statement or physical delivery of a certificate, registered in the Corporation’s share register in the name of the Holder or its designee. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Conversion Notice, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original certificate for Preferred Shares delivered to the Corporation and the holder shall promptly return to the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Conversion Notice.

(iii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

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(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Preferred Shares, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding Preferred Shares. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up the number of Conversion Shares to the next whole share.

(vi) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Preferred Shares and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(vii) Status as Stockholder. Upon any Conversion Date, (i) Preferred Shares being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted Preferred Shares shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Preferred Shares.

Section 7. Certain Adjustments.

(a) Fundamental Transaction. If, at any time while any Preferred Shares are outstanding, (A) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of the Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of a majority of the outstanding Common Stock, (D) the Corporation, directly or indirectly, in one or more transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of Preferred Shares, the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock or other equity securities of the successor or acquiring corporation of the Corporation, if it is the surviving corporation, and any other or additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which Preferred Shares are then convertible immediately prior to such Fundamental Transaction. For purposes of any such subsequent conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Rate among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(a) and ensuring that this Series A Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

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(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Transfer. Without the prior written consent of the Corporation, a Holder may only transfer such Holder’s Preferred Shares in whole, or in part, together with the accompanying rights set forth herein, to an Affiliate of such Holder, provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Preferred Shares may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.

Section 9. Miscellaneous.

(a) Notices; Currency; Payments

(i) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 6605 Abercorn, Suite 204, Savannah, Georgia 31405, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business or principal residence of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 9 prior to 5:30 p.m. (Eastern time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 9 between 5:30 p.m. and 11:59 p.m. (Eastern time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(ii) Currency. All dollar amounts referred to in this Certificate of Designation are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Certificate of Designation shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Certificate of Designation, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(iii) Payments. Whenever any payment of cash is to be made by the Corporation to any Person pursuant to this Certificate of Designation, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions that Holder shall provide to the Corporation in writing from time to time. Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(b) Lost or Mutilated Series A Convertible Preferred Stock Certificate. If a Holder’s Series A Convertible Preferred Stock certificate is mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

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(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Convertible Preferred Stock granted hereunder may be waived as to all Preferred Shares (and the Holders thereof) upon the written consent of the Required Holders, unless a higher percentage is required by law, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Governing Law. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) Judgment Currency.

(i) If for the purpose of obtaining or enforcing judgment against the Corporation in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9(e) referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Certificate of Designation, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(A) the date actual payment of the amount due, in the case of any proceeding in the courts of Nevada or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(B) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 9(e)(i)(B) being hereinafter referred to as the “Judgment Conversion Date”).

(ii) If in the case of any proceeding in the court of any jurisdiction referred to in Section 9(e)(i)(B) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(iii) Any amount due from the Corporation under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designation.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

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(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series A Convertible Preferred Stock. If any Preferred Shares shall be converted or repurchased or otherwise be acquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 1st day of April, 2026.

HAWKEYE SYSTEMS, INC.

By:	/s/ Corby Marshall
Name:	Corby Marshall
Title:	Chief Executive Officer

Signature Page – Certificate of Designation

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned Holder, as defined in that certain Certificate of Designation of Series A Convertible Preferred Stock filed by the Corporation with the Secretary of State of the State of Nevada on April 1, 2026 (the “Certificate of Designation”), hereby irrevocably elects to convert outstanding shares of Series A Convertible Preferred Stock into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hawkeye Systems, Inc., a Nevada corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Certificate of Designation.

Date to Effect Conversion:_______________________________________________

Number of shares of Series A Convertible Preferred Stock owned prior to Conversion: _________

Number of shares of Series A Convertible Preferred Stock to be Converted: _________________

Address for delivery of physical certificates: ________________________________

HOLDER

By:
Name:
Title:
Date:

Annex A

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